EXHIBIT 5.1
                        November 6, 1998


Northern Plains Natural Gas Company
1400 Smith Street
Houston, Texas 77002-7361

     RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

     I am the Vice President and General Counsel of Northern Plains Natural Gas Company, a Delaware Corporation, (the "Company") and have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the offer and sale of an aggregate of 40,000 units of Northern Border Partners, L.P., a Delaware Limited Partnership, (the "Partnership") Common Units, par value $.01 per unit, (the "Units"), that may be transferred from time to time pursuant to grants made under the Northern Plains Natural Gas Company Phantom Unit Plan (the "Plan").

     In reaching the opinion set forth herein, I have examined such agreements, certificates of public officials and officers of the Partnership, records, documents, and matters as I have deemed relevant.

     Based on the foregoing and subject further to the assumptions, exceptions, and qualifications hereinafter stated, I am of the opinion that the Units, when transferred in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan and the relevant grant agreements, will be legally transferred, fully paid and nonassessable.

     In rendering the opinion set forth herein, I have assumed that the Partnership will receive the full amount and type of consideration (as specified in the Plan and each applicable grant agreement) for each of the Units or will have received that consideration upon the transfer of the Units pursuant to the applicable grant agreement, that such consideration will be paid in cash, personal property, or services already performed, that such consideration will equal or exceed the par value per unit of the Units, that appropriate certificates evidencing the Units will be properly executed upon each such transfer and that each grant of a phantom unit pursuant to the Plan will be duly authorized.

     The opinion expressed above is limited to the laws of the State of Nebraska, the laws of the state of Delaware, and the federal laws of the United States of America. In giving this consent, I do not hereby admit that I come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Sincerely,

                              JANET K. PLACE
                              Janet K. Place
                              Vice President and General Counsel